Exhibit 99.1
News Release

Novelis Reports Third Quarter of Fiscal 2020 Results
Advancing strategic initiatives and investments while delivering strong financial results

Third Quarter Fiscal Year 2020 Highlights

•	Net income attributable to common shareholder of $107 million, up 37% YoY; excluding special items, net income of $132 million, up 31% YoY

•	Adjusted EBITDA of $343 million, up 7% YoY

•	Net sales of $2.7 billion, down 10% YoY

•	Shipments of 797 kilotonnes, flat YoY

•	Net leverage ratio of 2.3x

ATLANTA, February 11, 2020 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $107 million for the third quarter of fiscal year 2020, compared to $78 million in the prior year period. Excluding tax-effected special items in both years, the company reported net income of $132 million in the third quarter of fiscal 2020, compared to $101 million in the prior year period. This 31 percent increase is primarily due to higher Adjusted EBITDA.
Adjusted EBITDA increased seven percent to $343 million in the third quarter of fiscal 2020 compared to $322 million in the prior year period, primarily driven by portfolio optimization efforts, operating cost efficiencies, and favorable foreign exchange, partially offset by less favorable recycling benefits due to lower aluminum prices. Adjusted EBITDA per ton reached $430 in the quarter, as compared to $403 in the prior year.
Net sales decreased ten percent from the prior year period to $2.7 billion for the third quarter of fiscal 2020, driven by lower average LME aluminum prices and local market premiums. Flat rolled product shipments were in line with the prior year, at 797 kilotonnes.
"Novelis continues to perform very well both operationally and financially, delivering another set of strong results in the third quarter,” said Steve Fisher, President and CEO, Novelis Inc. “At the same time, we have made excellent progress advancing our major organic expansion projects in the U.S., China and Brazil, allowing us to continue to grow with our customers and better compete against steel and other materials.”
Each of these projects continue to progress on time and on budget. Notably, the company's greenfield automotive finishing plant in Guthrie, Kentucky, is in the commissioning process, with commercial shipments to customers expected to commence in the coming months.
Fiscal year-to-date free cash flow before capital expenditures improved 43 percent over the prior year to $483 million, driven primarily by higher Adjusted EBITDA as well as favorable working capital combined with lower aluminum prices. Capital expenditures doubled year-over-year to $422 million for the first nine months of fiscal 2020, mainly to support strategic investments in incremental rolling, recycling and automotive finishing capacity. As a result of this increased capital spending, fiscal 2020 free cash flow of $61 million compares to $127 million in the prior year period.

(in $ millions, non-GAAP measures)	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Free cash flow	$43	$23	$61	$127
Capital expenditures	122	96	422	210
Free cash flow before capital expenditures	$165	$119	$483	$337

"Our recent successful bond issuance in January is a reflection of the consistently strong financial performance Novelis has delivered quarter after quarter, as well as our ability to maintain disciplined net leverage levels despite a significant increase in capital expenditures to fuel future growth,” said Devinder Ahuja, Senior Vice President and Chief Financial Officer, Novelis Inc.
As of December 31, 2019, the company reported a strong total liquidity position of $1.9 billion, and reduced its net leverage ratio to 2.3x as compared to 2.8x in the prior year period.

Aleris Acquisition
On July 26, 2018, Novelis announced it signed a definitive agreement to acquire Aleris Corporation. Novelis has received approval from antitrust regulators in China, the U.S., and the European Commission (EC) to close the transaction. In the U.S., Novelis' ability to acquire Aleris' automotive plant in Lewisport, Kentucky, will be resolved through an arbitration proceeding in the fourth quarter. The EC's approval is conditioned on Novelis entering into an agreement to divest Aleris’ Duffel plant to a buyer approved by the EC. The EC is currently reviewing the proposed buyer of the plant, Liberty House Group, a UK-based industrial conglomerate. Novelis remains fully committed to completing the transaction and continues to work with all relevant parties to do so as quickly as possible.

Third Quarter of Fiscal Year 2020 Earnings Conference Call
Novelis will discuss its third quarter of fiscal year 2020 results via a live webcast and conference call for investors at 7:30 a.m. ET on Tuesday, February 11, 2020. To view slides and listen only, visit the web at https://cc.callinfo.com/r/1mkvqup88oyng&eom. To join by telephone, dial toll-free in North America at 800 918 9577, India toll-free at 1800 266 0834 or the international toll line at +1 212 231 2930. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is driven by its purpose to shape a sustainable world together. As a global leader in innovative products and services and the world's largest recycler of aluminum, we partner with customers in the automotive, beverage can and specialties industries to deliver solutions that maximize the benefits of lightweight aluminum throughout North America, Europe, Asia and South America. The company is headquartered in Atlanta, Georgia, operates 23 facilities in nine countries, has approximately 11,000 employees and recorded $12.3 billion in revenue for its 2019 fiscal year. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-

GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Liquidity, Net Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about our expectation that commercial shipments from our new Guthrie, Kentucky plant will commence in the coming months. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks relating to, and our ability to consummate, pending and future acquisitions, investments or divestitures, including the proposed acquisition of Aleris Corporation and related divestitures; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Net sales	$2,715	$3,009	$8,491	$9,242
Cost of goods sold (exclusive of depreciation and amortization)	2,239	2,568	7,001	7,816
Selling, general and administrative expenses	131	129	380	373
Depreciation and amortization	91	88	267	260
Interest expense and amortization of debt issuance costs	59	67	185	201
Research and development expenses	21	18	58	50
Restructuring and impairment, net	3	1	36	2
Equity in net (income) loss of non-consolidated affiliates	1	(1)	1	(2)
Other (income) expenses, net	(3)	10	3	33
Business acquisition and other integration related costs	17	14	46	24
	$2,559	$2,894	$7,977	$8,757
Income before income taxes	156	115	514	485
Income tax provision	49	37	157	154
Net income	$107	$78	$357	$331
Net income attributable to noncontrolling interest	—	—	—	—
Net income attributable to our common shareholder	$107	$78	$357	$331

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	December 31, 2019	March 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$1,031	$950
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $9 and $7 as of December 31, 2019 and March 31, 2019, respectively)	1,247	1,417
— related parties	170	164
Inventories	1,494	1,460
Prepaid expenses and other current assets	116	121
Fair value of derivative instruments	51	70
Assets held for sale	5	3
Total current assets	$4,114	$4,185
Property, plant and equipment, net	3,524	3,385
Goodwill	607	607
Intangible assets, net	311	351
Investment in and advances to non–consolidated affiliates	794	792
Deferred income tax assets	141	142
Other long–term assets	215	101
Total assets	$9,706	$9,563
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long–term debt	$19	$19
Short–term borrowings	51	39
Accounts payable
— third parties	1,744	1,986
— related parties	200	175
Fair value of derivative instruments	59	87
Accrued expenses and other current liabilities	541	616
Total current liabilities	$2,614	$2,922
Long–term debt, net of current portion	4,355	4,328
Deferred income tax liabilities	252	223
Accrued postretirement benefits	821	844
Other long–term liabilities	240	180
Total liabilities	$8,282	$8,497
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of December 31, 2019 and March 31, 2019	—	—
Additional paid–in capital	1,404	1,404
Retained earnings	560	203
Accumulated other comprehensive income (loss)	(509)	(506)
Total equity of our common shareholder	$1,455	$1,101
Noncontrolling interest	(31)	(35)
Total equity	$1,424	$1,066
Total liabilities and equity	$9,706	$9,563

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Nine Months Ended December 31,
	2019	2018
OPERATING ACTIVITIES
Net income	$357	$331
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	267	260
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(32)	(4)
(Gain) loss on sale of assets	(1)	4
Impairment charges	13	—
Deferred income taxes, net	30	38
Equity in net (income) loss of non-consolidated affiliates	1	(2)
Amortization of debt issuance costs and carrying value adjustments	14	14
Other, net	2	(1)
Changes in operating assets and liabilities:
Accounts receivable	143	—
Inventories	(42)	(214)
Accounts payable	(176)	(17)
Other assets	(3)	(30)
Other liabilities	(109)	(55)
Net cash provided by (used in) operating activities	$464	$324
INVESTING ACTIVITIES
Capital expenditures	(422)	(210)
Acquisition of assets under a capital lease	—	(239)
Proceeds from sales of assets, third party, net of transaction fees and hedging	3	2
Proceeds from investment in and advances to non-consolidated affiliates, net	6	1
Proceeds (outflows) from the settlement of derivative instruments, net	3	2
Other	10	10
Net cash provided by (used in) investing activities	$(400)	$(434)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	79	—
Principal payments of long-term and short-term borrowings	(16)	(95)
Revolving credit facilities and other, net	(38)	109
Debt issuance costs	(3)	(2)
Net cash provided by (used in) financing activities	$22	$12
Net increase (decrease) in cash, cash equivalents and restricted cash	86	(98)
Effect of exchange rate changes on cash	(4)	(25)
Cash, cash equivalents and restricted cash — beginning of period	960	932
Cash, cash equivalents and restricted cash — end of period	$1,042	$809

Cash and cash equivalents	$1,031	$797
Restricted cash (Included in "Other long-term assets")	11	12
Cash, cash equivalents and restricted cash — end of period	$1,042	$809

Reconciliation of Net income attributable to our common shareholder to Adjusted EBITDA (unaudited)
The following table reconciles Net income attributable to our common shareholder to Adjusted EBITDA, a non-GAAP financial measure.

(in millions)	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Net income attributable to our common shareholder	$107	$78	$357	$331
Noncontrolling interests	—	—	—	—
Income tax provision	49	37	157	154
Interest, net	57	64	177	193
Depreciation and amortization	91	88	267	260
EBITDA	$304	$267	$958	$938

Unrealized (gains) losses on change in fair value of derivative instruments, net	(6)	6	(15)	9
Realized (gains) losses on derivative instruments not included in segment income	(1)	—	2	(1)
Adjustment to reconcile proportional consolidation	13	14	42	45
(Gain) loss on sale of fixed assets	1	2	(1)	4
Restructuring and impairment, net	3	1	36	2
Metal price lag	11	13	18	(21)
Business acquisition and other integration related costs	17	14	46	24
Other, net	1	5	3	11
Adjusted EBITDA	$343	$322	$1,089	$1,011

Free Cash Flow (unaudited)
The following table presents “Free cash flow”.

(in millions)	Nine Months Ended December 31,
	2019	2018
Net cash provided by (used in) operating activities	$464	$324
Net cash provided by (used in) investing activities	(400)	(434)
Plus: Cash used in the acquisition of assets under a capital lease	—	239
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(3)	(2)
Free cash flow	$61	$127

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles the ending balances of cash and cash equivalents to total liquidity.

(in millions)	December 31, 2019	March 31, 2019
Cash and cash equivalents	$1,031	$950
Availability under committed credit facilities	838	897
Total liquidity	$1,869	$1,847

Reconciliation of Net income attributable to our common shareholder to Net income attributable to our common shareholder, excluding special items (unaudited)
The following table presents Net income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

(in millions)	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Net income attributable to our common shareholder	$107	$78	$357	$331
Special Items:
Business acquisition and other integration related costs	17	14	46	24
Metal price lag	11	13	18	(21)
Restructuring and impairment, net	3	1	36	2
Tax effect on special items	(6)	(5)	(20)	2
Net income attributable to our common shareholder, excluding special items	$132	$101	$437	$338

Segment Information (unaudited)
The following table presents selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended December 31, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$127	$47	$55	$116	$(2)	$343

Shipments (in kt)
Rolled products - third party	269	218	170	140	—	797
Rolled products - intersegment	—	6	3	6	(15)	—
Total rolled products	269	224	173	146	(15)	797

Selected Operating Results Three Months Ended December 31, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$125	$48	$49	$100	$—	$322

Shipments (in kt)
Rolled products - third party	279	206	176	139	—	800
Rolled products - intersegment	—	5	6	3	(14)	—
Total rolled products	279	211	182	142	(14)	800

Selected Operating Results Nine Months Ended December 31, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$468	$160	$154	$309	$(2)	$1,089

Shipments (in kt)
Rolled products - third party	844	678	529	411	—	2,462
Rolled products - intersegment	—	25	5	15	(45)	—
Total rolled products	844	703	534	426	(45)	2,462

Selected Operating Results Nine Months Ended December 31, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$395	$170	$151	$295	$—	$1,011

Shipments (in kt)
Rolled products - third party	848	656	514	386	—	2,404
Rolled products - intersegment	—	16	11	8	(35)	—
Total rolled products	848	672	525	394	(35)	2,404